AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

This AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of the dates indicated on Schedule A, shall be between LINCOLN FINANCIAL INVESTMENTS CORPORATION (“LFI”) and LINCOLN PARTNERS GROUP ROYALTY FUND ( “Fund”).

WHEREAS, the Fund’s Board of Trustees has determined that it is in the best interests of the Fund to enter into an Expense Limitation Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

(a) Applicable Expense Limit. To the extent that the ordinary operating expenses (“Fund Operating Expenses”) incurred by the Fund in any fiscal year, including, but not limited to, investment management fees of LFI (but excluding Enumerated Expenses, as defined below), exceed the Operating Expense Limit, as defined below, such excess amount ( “Excess Amount”) shall be the liability of LFI.

(b) Enumerated Expenses. Enumerated Expenses shall mean (i) interest, taxes, dividends tied to short sales, and brokerage commissions; (ii) underlying fund fees and expenses; (iii) other expenses attributable to, and incurred as a result of, the Fund’s investments; (iv) incentive fees; and (v) extraordinary expenses (including litigation expenses) not incurred in the ordinary course of the Fund’s business.

(c) Operating Expense Limit. The Operating Expense Limit in any year with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

(d) Method of Computation. To determine LFI’s obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be estimated and accrued. Each day, the Fund shall also calculate an Operating Expense Limit amount, based on the Fund’s average net assets and its annual Operating Expense Limit. If the total expenses exceed the Operating Expense Limit amount, the Fund shall record a receivable from LFI in an amount equal to the Excess Amount less any such receivables previously recorded for the fiscal period. Shortly after the end of each month, the Fund shall deliver to LFI a statement indicating the Excess Amount owed to the Fund for the month and LFI will remit to the Fund an amount that is sufficient to pay that monthly Excess Amount. LFI’s method of notification and payment to the Fund shall be as mutually agreed upon by LFI and the Fund.

(e) Adjustment Payments. At least annually, and more frequently throughout the year if mutually agreed to by the parties, an adjustment payment shall be made by the appropriate party in order that the payments remitted by LFI to the Fund with respect to the previous fiscal year shall equal the Excess Amount for that Fund.

2.	Possible Reimbursement.

LFI retains the right to receive reimbursements of Excess Amounts waived or paid by LFI under this Agreement, and the Fund hereby agrees to such reimbursements, for a period of three years after the occurrence of any waiver and/or reimbursement, provided that the Fund is able to effect such payments to LFI and remain in compliance with the Operating Expense Limit in effect at the time the waiver or payment of Excess Amounts occurred and the Operating Expense Limit in effect at the time such reimbursement is sought.

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3.	Term and Termination of Agreement.

This Agreement will continue with respect to the Fund in accordance with the dates indicated on Schedule A, and renew automatically for one year terms unless LFI provides written notice of termination of the Agreement to the Fund at least ten (10) days prior to the end of the then current term.

4.	Miscellaneous.

(a) Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Fund’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility regarding the affairs of the Fund.

(b) Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

The parties hereto have caused this AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT to be signed by their duly authorized officers as of the 15th day of August 2025.

LINCOLN FINANCIAL INVESTMENTS CORPORATION	LINCOLN PARTNER GROUP ROYALTY FUND

/s/ Benjamin A. Richer	/s/ James Hoffmayer
Name: Benjamin A. Richer	Name: James Hoffmayer
Title: Senior Vice President	Title: Vice President & Chief Accounting Officer

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SCHEDULE A

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

THIS SCHEDULE A lists the Operating Expense Limit for each Class of the Fund which are established pursuant to this Amended and Restated Expense Limitation Agreement.

	CLASS A	CLASS D	CLASS I	CLASS IS	EFFECTIVE DATE	TERMINATION DATE
LINCOLN PARTNERS GROUP ROYALTY FUND	2.85%	2.50%	2.00%	2.25%	08/01/2025	08/01/2027

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